Exhibit 99.1

MORTGAGEIT HOLDINGS CLOSES FIRST LOAN SECURITIZATION

OF $808 MILLION

New York, NY — September 30, 2004 — MortgageIT Holdings, Inc. (NYSE: MHL), a residential mortgage company organized as a real estate investment trust (REIT), announced the completion of its first loan securitization, a public offering of approximately $808 million of notes backed by residential, first-lien adjustable rate mortgage (ARM) and hybrid ARM loans, through MortgageIT Trust 2004-1. Bear Stearns served as lead underwriter and UBS as co-manager of the transaction. Notably, the Class AAA super senior note tranche of the offering was priced at LIBOR plus 39 bps. Proceeds from the offering will be used to provide long-term financing of mortgage loans originated by MortgageIT Holdings’ taxable REIT subsidiary.

“Our first loan securitization is a meaningful milestone for our newly public company,” said Doug Naidus, Chairman and Chief Executive Officer of MortgageIT Holdings. “I am particularly pleased with the quality credit rating and low leverage cost we accomplished in connection with our first securitization. These excellent terms reflect the extremely high quality credit profile of our self-originated ARM loans, which in turn illustrates another economic advantage of our 100% self-origination strategy.”

About MortgageIT Holdings, Inc.

MortgageIT Holdings, Inc. (NYSE: MHL) was formed to act as the holding company of MortgageIT, Inc. (MortgageIT), its wholly owned residential mortgage lending subsidiary.  MortgageIT is a full-service residential mortgage banking company that is licensed to originate loans throughout the United States.  MortgageIT originates single-family residential mortgage loans of all types, with particular focus on prime adjustable-rate (ARM) and fixed-rate, first-lien residential mortgage loans.  MortgageIT Holdings is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes.  MortgageIT is organized and operates as MortgageIT Holdings’ taxable REIT subsidiary.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our ability to fund a fully-leveraged, self-originated loan portfolio, our anticipated loan funding volume and our ability to successfully complete a securitization transaction. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  MortgageIT Holdings can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from MortgageIT Holdings’ expectations include, but are not limited to, MortgageIT’s continued ability to originate new loans, including loans that we deem suitable for our securitization portfolio; changes in the capital markets, including changes in interest rates and/or credit spreads; and other risks detailed in MortgageIT Holdings’ Registration Statement on Form S-11 that was declared effective by the Securities and Exchange Commission (SEC) on July 29, 2004 and from time to time in MortgageIT Holdings’ SEC Reports. Such forward-looking statements speak only as of the date of this press release. MortgageIT Holdings expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

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For additional information contact:

Investors

Sean McGrath

MortgageIT Holdings, Inc.

646-346-8700

Media

Joe Lobello

Brainerd Communicators, Inc.

212-986-6667